Exhibit 23.1  Consent of Independent Registered Public Accounting Firm

The Board of Directors of First Commonwealth Financial Corporation:

We consent to incorporation by reference in:

•	Registration statement No. 333-154751 on Form S-3 of First Commonwealth Financial Corporation’s Shelf Registration of Common Stock;

•	Registration statement No. 333-111732 on Form S-3 of First Commonwealth Financial Corporation’s Stock Purchase and Dividend Reinvestment Plan;

•	Registration statement No. 333-113534 on Form S-8 of GA Financial, Inc. Stock Option Plan;

•	Registration statement No. 333-111735 on Form S-8 of Pittsburgh Financial Corp. Stock Option Plan; and

•	Registration statement No. 033-55687 on Form S-8 of First Commonwealth Financial Corporation’s Stock Option Plan

of our report dated February 26, 2009 with respect to the consolidated statements of financial condition of First Commonwealth Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and effectiveness of internal control over financial reporting as of December 31, 2008, which reports are incorporated by reference in the December 31, 2008, Annual Report on Form 10-K of First Commonwealth Financial Corporation.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

February 26, 2009